SANSWIRE CORP.
AMENDMENT NO. 1 TO THE
STATEMENT OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS OF
SERIES E PREFERRED STOCK

The undersigned, Chief Executive Officer of Sanswire Corp., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by a majority of the Board of Directors of the Corporation at a meeting duly held on May 14, 2009 (“Effective Date”):

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 10,000,000 shares of Preferred Stock of the Corporation, in such Series and with such designations and such powers, preferences, rights, qualifications, limitations and restrictions thereof as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors;

WHEREAS, the Board of Directors authorized the Coropration’s officers to file that cetain Statement of Designation, Powers, Preferences and Rights and Rights of Series E Preferred Stock (the “Initial Designation”);

WHEREAS, the Board of Directors has elected to amend certain tersm of the Initial Designation as set forth below;

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to amend the terms of a series of Preferred Stock; and

NOW, THEREFORE, BE IT RESOLVED:

1.	Section 3 of the Initial Designtion is hereby amended and restated as follows:

Voting.  Except as otherwise expressly required by law, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to 21.5 votes for each share of Common Stock that each holder is entitled to receive upon conversion of the Series E Preferred Stock in full at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  Except as otherwise required by law, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

2.	Section 5.1 of the Initial Designtion is hereby amended and restated as follows:

Each share of Series E Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time from and after the Effective Date into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price.  For purposes of this Section, the conversion price for the Series E Preferred Stock shall equal $0.105 (the “Conversion Price”)

IN WITNESS WHEREOF, the undersigned has executed this Amendemnt No. 1 to the Certificate of Designation, Powers, Preferences and Rights of Series E Preferred Stock the first date set forth above.

SANSWIRE CORP.

By:
Jonathan Leinwand, CEO